Contacts: West Pharmaceutical Services, Inc. Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Financial Dynamics Julie Huang/Theresa Kelleher (212) 850-5600 wst@fd-us.com

Exhibit 99.1

West Pharmaceutical Services Announces Retirement of Tenley E. Albright from Board of Directors

LIONVILLE, Pa., June 29, 2006 -- West Pharmaceutical Services, Inc. (NYSE: WST) announced today the retirement of Tenley E. Albright, M.D., from its Board of Directors effective immediately. Dr. Albright, 70, has been a director of the Company since 1993 and she retired pursuant to the Company’s retirement policy for directors. At a dinner held in connection with its meeting in Boston, the Board thanked Dr. Albright for her exemplary service to the Company and to its shareholders.

Donald E. Morel, Jr., Ph.D., West’s chairman and Chief Executive Officer, said “Tenley has been a dedicated and diligent Director for more than ten years. During her time on West’s Board, she contributed significantly to our deliberations on a wide range of subject matters and leaves the Company with very bright prospects. I, along with her fellow Directors, and West’s employees worldwide, are deeply grateful for her service to the Company and wish her all the best in her many pursuits in the future.”

In connection with Dr. Albright’s retirement, the Company’s Board will be reduced from eleven members to ten.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is the world’s premier manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. West’s customers include the world’s leading pharmaceutical, biotechnology, generic drug and medical device producers. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at http://www.westpharma.com.